Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION NAMES NEW CHIEF FINANCIAL OFFICER

Plymouth Meeting, PA — April 10, 2007 — Genaera Corporation (NASDAQ: GENR) announced today that Leanne M. Kelly, CPA, the Company’s Senior Vice President and former Controller, has been named Chief Financial Officer. Ms. Kelly succeeds John A. Skolas, who will step down from his position as Executive Vice President, Chief Financial Officer and General Counsel on May 1, 2007. Mr. Skolas will act as a consultant to the Company for the remainder of 2007.

“John has made considerable contributions to Genaera since taking the reigns as CFO in 2003 and we are significantly indebted to his talent and dedication,” said Jack Armstrong, President and Chief Executive Officer of Genaera. “John’s departure to pursue new opportunities follows a period of intense collaboration with Leanne to see us through the completion of our strategic realignment and engineer a smooth transition to the next phase of Genaera’s development.”

“I am delighted that Leanne has accepted this well-deserved promotion,” Mr. Armstrong continued. “She has ably managed several critical financial and communications functions at Genaera and brings both a broad skill set and a deep familiarity with the Company to her new role.”

“With Genaera’s operations funded through several key milestones and its resources tightly focused, I feel this is an appropriate juncture for me to pursue my other business interests,” commented Mr. Skolas.

Ms. Kelly has served as Genaera’s Senior Vice President of Corporate Communications since November 2006. Prior to that, she had served as Vice President, Finance since January 2006, Interim Chief Financial Officer in 2003 and Controller since December 2002. Prior to joining Genaera, Ms. Kelly was Controller of Lamina Ceramics, Inc. Ms. Kelly also served as Senior Financial Analyst and SEC Accountant at Luminant Worldwide Corporation and Senior Auditor with KPMG, LLP.

Genaera Corporation is a biopharmaceutical company focused on the development of innovative drug candidates in the areas of obesity, metabolic diseases and asthma. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity and the continuation of its interleukin-9 antibody program for the treatment of asthma. Genaera’s other programs include LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; squalamine for the treatment of cancer; and LOCILEX™ (pexiganan acetate), a topical antimicrobial.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.